Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey	James E. Harris
Chairman/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600

MEDCATH CORPORATION REPORTS SECOND QUARTER EARNINGS

National Study Shows MedCath Hospitals Excel
Once Again in Key Patient Care Measures

     CHARLOTTE, N.C., May 5, 2005 – MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on the diagnosis and treatment of cardiovascular disease, today announced its operating results for its second quarter ended March 31, 2005, and the results of the fourth annual comparative study on quality of care at MedCath hospitals.

     Second quarter highlights:

•	Net revenue increased 13.8%

•	Same facility hospital division net revenue increased 5.3%

•	Same facility adjusted admissions increased 9.0%

•	Earnings from continuing operations per diluted share of $0.22

Second Quarter 2005 Results

     MedCath’s net revenue increased 13.8% to $192.0 million in the second quarter of fiscal 2005 from $168.7 million in the second quarter of fiscal 2004. Income from operations was $17.8 million in the second quarter of fiscal 2005, compared to income from operations of $11.4 million in the second quarter of fiscal 2004. Adjusted EBITDA increased 24.7% to $27.6 million from $22.1 million and income from continuing operations was $4.3 million, or $0.22 per diluted share, in the second quarter of fiscal 2005, compared to income from continuing operations of $3.7 million, or $0.20 per diluted share, in the second quarter of fiscal 2004.

     Net income for the quarter, including the results of The Heart Hospital of Milwaukee, which is accounted for as discontinued operations, totaled $3.8 million, or $0.20 per diluted share compared to net income of $2.6 million, or $0.14 per share in the second quarter of fiscal 2004.

     “Overall, we are pleased with our second quarter and our core business is well positioned for continued growth,” said John T. Casey, MedCath’s chairman and chief executive officer. “In addition, we expect that our considerable new business efforts will begin to result in the announcement of several new strategic partnerships in the near future.”

Operating Statistics and Cash Flow

     Hospital admissions for the second quarter of fiscal 2005 increased 10.3% and adjusted admissions rose 16.7% from the second quarter of the previous fiscal year. Hospital division net revenue increased 15.0%. Same facility admissions increased 1.6%, adjusted admissions increased 9.0%, and inpatient surgical procedures increased 10.3%, which contributed to the increase in same facility hospital division net revenue of 5.3% during the quarter versus the prior year.

     Net cash provided by operating activities of continuing operations for the second quarter of fiscal 2005 was $19.1 million, up from $5.2 million for the second quarter of fiscal 2004.

The Lewin Group Report

     MedCath also reported that The Lewin Group, Inc., a nationally recognized consultant to the health and human services industries, has released data demonstrating once again high-quality outcomes for MedCath heart hospitals compared with peer community hospitals across the country.

     The report, “A Comparative Study of Patient Severity, and Quality of Care between MedCath Heart Hospitals and Peer Hospitals,” analyzes publicly available Medicare data for the federal fiscal year 2003. Compared with a sample of 1,013 peer community hospitals that perform open-heart surgery, the report indicated that, on average, MedCath heart hospitals:

•	Have a 17.8% lower in-hospital mortality rate for Medicare cardiac cases, on a risk-adjusted basis.

•	Have 23% shorter lengths of stay for cardiac cases, on a severity-adjusted basis (3.69 days vs. 4.79 days).

•	Discharge a higher proportion of patients to their homes (86.9 % versus 71.1%) and transfer a lower proportion of patients to other facilities or home health agencies.

•	Have lower rates of medical complications versus inpatients treated at the peer community hospitals, based on an analysis of secondary diagnostic codes.

     This is the fourth consecutive year that MedCath contracted with Lewin to conduct the study, and the results are consistent with the previous three years. The nine hospitals that MedCath operated in the fiscal year that ended Sept. 30, 2003, were compared with 1,013 peer hospitals that perform open-heart surgery in the United States (189 of which were major teaching hospitals). MedCath now operates 12 hospitals.

     “It’s clear from the Lewin studies that our commitment to patient-focused care results in consistently superior clinical outcomes,” Casey said. “We look forward to working with our physician partners to continue to deliver this level of care to our existing communities.”

Use of Non-GAAP Financial Measures

     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; taxes; depreciation; amortization; gain or loss on disposal of property, equipment and other assets; interest and other income, net; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.

     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath.” A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, May 12, 2005. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 5283891. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”

     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on the diagnosis and treatment of cardiovascular disease. While each of its majority-owned hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease.

Together with its physician partners who own equity interests in them, MedCath currently owns and operates twelve hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories.

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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

     These various risks and uncertainties are described in detail in Exhibit 99.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2004. A copy of this report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payors that would decrease our revenue, greater than anticipated losses at new hospitals during the ramp up period, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.